Exhibit 6.23

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

Contract Number [***]

Artist:	Jean-Michel Basquiat	(the “Work”)
Title:	ERO
Medium: Size: Date:	Acrylic, oilstick, and xerox collage on canvas 86 x 98 in. (218.5 x 249 cm) 1984

THIS ART PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into this 21st day of February, 2025 (the “Effective Date”), by and between [***], a Delaware limited liability company with an address at [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 1 World Trade Center, 57th floor, New York, New York 10007 (“Agent”). Seller is acting on behalf of the sole legal and beneficial Owner (“Owner”) of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the “Work”), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is FIVE MILLION U.S. DOLLARS (USD $5,000,000) (the “Purchase Price”).

2.2 The Purchase Price shall be paid in several installments on or within two (2) business days of: (i) a date prior to the Final Closing Date on which Masterworks 475, LLC, an entity formed to hold and facilitate investment in the Work (“Issuer”) has received subscriptions in the Offering (as defined in Section 9 below) of no less than TWO MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (USD $2,500,000) (the date of such initial payment, the “Title Closing Date”); (ii) the last business day of each calendar month following the month in which the Title Closing Date occurs until the full Purchase Price has been paid (each such date, a “Subsequent Interim Closing Date”), provided that any portion of the Purchase Price that remains unpaid as of two hundred seventy (270) calendar days from the Effective Date (the “Final Closing Date” and, together with the Title Closing Date and all Subsequent Interim Closing Dates, the “Closing Dates”).

2.2.1 The amount payable on each Subsequent Interim Closing Date until the full Purchase Price has been paid shall equal 100% of the amount of proceeds actually received by the Issuer in the Offering (as defined in Section 9 below) by Masterworks 475, LLC, as of the close of business on the day immediately preceding such Subsequent Interim Closing Date, minus any amounts previously paid in respect of prior Closing Dates, if any.

2.2.2 The amount payable on the Final Closing Date shall equal 100% of the Purchase Price that has not been paid prior to such Final Closing Date irrespective of the amount of offering proceeds received by the Issuer. Any portion of the Purchase Price may be prepaid by Buyer provided, that Buyer shall notify Seller of its intention to make such prepayment at least two business days prior to such payment.

Art Purchase Agreement

2.3 The obligation to pay the Purchase Price is expressly conditioned on Buyer’s ability to inspect the Work on or prior to the Title Closing Date. The Purchase Price shall be paid by Buyer to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit C, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties and covenants, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Title Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit D to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Title Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Final Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Title Closing Date, as stated in the condition report attached hereto as Exhibit A (the “Condition Report”). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Title Closing Date, Buyer shall have the right to terminate the Purchase Agreement.

3.1.7. To the best of Seller’s knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

Art Purchase Agreement

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner’s official identification and confirmed Owner’s identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a “Beneficial Owner”) and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a “Certificate”) exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Final Closing Date, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or any Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Purchase Agreement are true and correct on and as of the Title Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s and Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Final Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the Work at the Current Location (as defined in Section 5.1 below) on February 21, 2025. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. The Work is currently located at the Seller’s premises located at [***] (the “Current Location”). Within five (5) business days of the Effective Date, Seller shall arrange and pay for the Work to be packed and shipped by fine art shippers to fine art storage at the Delaware Freeport, [***], located at [***] (the “Storage Location”). After arrival at the Storage Location, the Work will remain in an account at the Storage Location under the name and control of Seller through the Title Closing Date. Seller shall notify Agent in writing or by email prior to any relocation of the Work prior to shipment to the Delivery Location.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

Art Purchase Agreement

6. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer’s acceptance of the Work at the Delivery Location; and (ii) payment by Buyer of the amount due on the Title Closing Date. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage and naming Buyer as an additional insured and loss payee.

7. TITLE. On the Title Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Title Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the actual or constructive possession of Seller. Seller shall be responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Title Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 315 Ruthar Drive, Newark, Delaware 19711 (the “Delivery Location”).

8.2. Seller shall pay all costs related to shall be responsible for arranging packing, shipping and transferring the Work from its Current location to the Storage Location, and from Storage Location to Delivery Location, and insuring the Work until the Title Closing Date.

8.3 Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its Current location to the Storage Location and the Delivery Location pursuant to this Purchase Agreement provided that Agent will be notified approve of all storage, shipping and packing costs in writing prior to incurrence.

9. AGENT REPRESENTATIONS AND COVENANTS. Agent and its affiliates will control the Issuer and the Buyer during all relevant times during which the full Purchase Price has not been paid to Seller. Agent will use its reasonable best efforts to ensure that: (I) Issuer commences a public offering of securities pursuant to Regulation A as soon as reasonably practicable following the Effective Date (the “Offering”); (II) the Offering shall be marketed via the online platform in a manner consistent with other Masterworks offerings; (III) an initial closing of the Offering shall occur on or before the Title Closing Date; and (IV) a subsequent closing of the Offering shall occur on or before each Subsequent Interim Closing Date. Agent will provide status updates to Seller on the progress of the Offering from time-to-time upon request.

10. AGENT FULL AND UNCONDITIONAL GUARANTY; LIMITED RECOURSE. Agent, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, fully and unconditionally guarantees the payment in full of the Purchase Price hereunder under the terms of the promissory note attached hereto as Exhibit B (the “Promissory Note”). Seller acknowledges and agrees that although all payments of the Purchase Price will be made by Buyer and title to the Work shall vest in Buyer on the Title Closing date, following the Title Closing Date, Seller shall have no recourse to Buyer, Issuer or the Work itself. In the event of any default in the payment of the Purchase Price occurring or continuing following the Title Closing Date, Seller’s sole remedy and recourse shall be to enforce the terms of this Purchase Agreement against the Agent.

11. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

Art Purchase Agreement

12. TERMINATION WITH CAUSE.

12.1 In the event of: (i) a breach or alleged breach of this Purchase Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller’s representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or events were caused by Seller or under Seller’s control), Buyer shall have the right to terminate this Purchase Agreement.

12.2 In the event of termination under this Section, Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement. Upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

12.3 For the purposes of this Section 12, “Seller” shall refer to Seller and Owner, and “Buyer” shall refer to Buyer, and Agent on behalf of Buyer.

13. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by the Buyer at the Delivery Location. In the event of any default under this Purchase Agreement by Seller, Buyer, to the extent of Buyer’s security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Purchase Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

14. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. For a period of one (1) year after the Effective Date hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through the sale of securities, without offering Agent first option at purchase price no greater than the amount proposed to be offered to that third party, or risk no longer being able to do business with Masterworks. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:
MASTERWORKS GALLERY, LLC

BY:
ITS:

Art Purchase Agreement

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

Art Purchase Agreement

EXHIBIT B

UNSECURED PROMISSORY NOTE

Purchaser: Masterworks Gallery, LLC	Seller: [***]
1 World Trade Center, 57th Floor	[***]
New York, NY 10007	[***]

Principal Amount: $5,000,000.00 (the “Commitment”) Date of Note: , 2025

Outstanding Amount as of the Date of Note:

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, through this unsecured promissory note (“Promissory Note”) the undersigned hereby irrevocably and unconditionally promises to pay to [***], a Delaware limited liability company (“Seller”) the full and complete performance and observance of all agreements, obligations, covenants, representations and warranties of Masterworks Gallery LLC, a Delaware limited liability company (the “Company”) contained in the purchase agreement executed between the Company and Seller (the “Purchase Agreement”) including all exhibits attached thereto up to the outstanding amount of the Commitment.

The undersigned is duly authorized to execute the Purchase Agreement on behalf of the Company. This guarantee is an irrevocable, unconditional, and absolute present and continuing guarantee of payment and performance, and not of collection, and the undersigned agrees that the execution and delivery of this Promissory Note shall be conclusive evidence that the promise to pay is irrevocable, unconditional and absolute.

This Promissory Note shall survive completion of the transactions contemplated by the Purchase Agreement.

This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of law rules and principles. In the event of a dispute hereunder, you agree to submit to the exclusive jurisdiction of the state courts of and the federal courts sitting in the State and County of New York.

MASTERWORKS GALLERY, LLC

Signed: _______________________________

Date: ________________________________

Name:

Title:

Art Purchase Agreement

EXHIBIT C

INVOICE

Art Purchase Agreement

EXHIBIT D

BILL OF SALE

Dated: _______________, 2025

Sold by:	[***] [***] [***]	(“Seller”)

Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 1 World Trade Center, 57th Floor New York, New York 10007	(“Buyer”)

Artist:	Jean-Michel Basquiat	(the “Work”)
Title:	ERO
Medium: Size: Date:	Acrylic, oilstick, and xerox collage on canvas 86 x 98 in. (218.5 x 249 cm) 1984

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$5,000,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. [***] by and between Seller and Masterworks Gallery, LLC dated February 21, 2025, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. By delivery hereof, the undersigned affirms that such conditions remain valid and enforceable.

SELLER:

[***]

BY:
ITS: